Exhibit 99.3

SomaLogic, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(dollars in thousands, except for share and per share amounts)	As of June 30, 2021	As of December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$47,138	$164,944
Investments	111,041	39,954
Accounts receivable, net	13,566	17,449
Inventory	7,662	7,020
Deferred costs of services	1,721	1,450
Prepaid expenses and other current assets	1,728	1,158
Total current assets	182,856	231,975
Non-current inventory	4,888	6,024
Property and equipment, net	4,400	3,913
Other long-term assets	6,279	378
Total assets	$198,423	$242,290
Liabilities, redeemable convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	8,831	7,064
Accrued liabilities	5,604	6,310
Deferred revenue	4,789	1,762
Deferred rent	54	238
Current portion of convertible debt	1,937	-
Current portion of long-term debt	-	2,423
Total current liabilities	21,215	17,797
Convertible debt	-	1,926
Long-term debt	-	32,326
Deferred revenue, net of current portion	2,890	3,415
Other long-term liabilities	459	909
Total liabilities	24,564	56,373
Commitments and contingencies (Note 8)
Redeemable convertible preferred stock, $0.01 par value; 50,000,000 authorized at June 30, 2021 and December 31, 2020; 31,485,973 shares issued and outstanding at June 30, 2021 and December 31, 2020 (aggregate liquidation preference of $213,475 as of June 30, 2021 and December 31, 2020)	202,116	202,116
Stockholders’ deficit:
Class A common stock, $0.01 par value; 218,000,000 shares authorized at June 30, 2021 and December 31, 2020; no shares issued and outstanding at June 30, 2021 and December 31, 2020	-	-
Class B common stock, $0.01 par value; 218,000,000 shares authorized at June 30, 2021 and December 31, 2020; 74,817,828 and 73,481,228 shares issued at June 30, 2021 and December 31, 2020, respectively; 74,686,484 and 73,368,008 shares outstanding at June 30, 2021 and December 31, 2020, respectively	748	735
Treasury stock, at cost, 131,344 and 113,220 shares at June 30, 2021 and December 31, 2020, respectively	(408)	(352)
Additional paid-in capital	405,583	394,786
Accumulated other comprehensive income (loss)	7	(2)
Accumulated deficit	(434,187)	(411,366)
Total stockholders’ deficit	(28,257)	(16,199)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$198,423	$242,290

The accompanying notes are an integral part of these financial statements.

SomaLogic, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(unaudited)

	Six Months Ended June 30,
(dollars in thousands, except for share and per share amounts)	2021	2020
Revenue:
Assay services revenue	$30,809	$10,788
Product revenue	655	689
Collaboration revenue	1,525	957
Other revenue	5,651	999
Total revenue	38,640	13,433
Operating expenses:
Cost of assay services revenue	13,811	7,133
Cost of product revenue	419	334
Research and development	16,708	16,296
Selling, general and administrative	27,642	18,418
Total operating expenses	58,580	42,181
Loss from operations	(19,940)	(28,748)
Other (expense) income:
Interest income and other, net	71	125
Interest expense	(1,322)	(7,995)
Loss on extinguishment of debt, net	(1,630)	-
Total other expense	(2,881)	(7,870)
Net loss	(22,821)	(36,618)
Other comprehensive income (loss):
Net unrealized gain (loss) on available-for-sale securities	8	(20)
Foreign currency translation gain (loss)	1	(4)
Total other comprehensive income (loss)	9	(24)
Comprehensive loss	$(22,812)	$(36,642)
Net loss per share, basic and diluted	$(0.31)	$(0.50)
Weighted-average shares used to compute net loss per share, basic and diluted	73,874,501	72,605,744

The accompanying notes are an integral part of these financial statements.

SomaLogic, Inc.

Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ (Deficit) Equity

(unaudited)

(dollars in thousands, except	Redeemable Convertible Preferred Stock		Class A and Class B Common Stock		Treasury Stock	Additional Paid-In	Accumulated Other Comprehensive	Accumulated	Total Stockholders’ (Deficit)
share amounts)	Shares	Amount	Shares	Amount	Amount	Capital	Income (Loss)	Deficit	Equity
Balance at December 31, 2019	-	$-	72,657,092	$727	$(347)	$378,364	$27	$(358,351)	$20,420
Issuance of Class B common stock upon exercise of options	-	-	203,417	2	-	283	-	-	285
Issuance of Class B common stock for services	-	-	88,000	1	-	152	-	-	153
Stock-based compensation	-	-	-	-	-	6,594	-	-	6,594
Surrender of shares in cashless exercise	-	-	-	-	(5)	-	-	-	(5)
Other comprehensive loss	-	-	-	-	-	-	(24)	-	(24)
Other	-	-	-	-	-	148	-	-	148
Net loss	-	-	-	-	-	-	-	(36,618)	(36,618)
Balance at June 30, 2020	-	$-	72,948,509	$730	$(352)	$385,541	$3	$(394,969)	$(9,047)
Balance at December 31, 2020	31,485,973	$202,116	73,481,228	$735	$(352)	$394,786	$(2)	$(411,366)	$(16,199)
Issuance of Class B common stock upon exercise of options	-	-	1,142,426	11	-	2,781	-	-	2,792
Issuance of Class B common stock for services	-	-	194,174	2	-	262	-	-	264
Stock-based compensation	-	-	-	-	-	7,754	-	-	7,754
Surrender of shares in cashless exercise	-	-	-	-	(56)	-	-	-	(56)
Other comprehensive income	-	-	-	-	-	-	9	-	9
Net loss	-	-	-	-	-	-	-	(22,821)	(22,821)
Balance at June 30, 2021	31,485,973	$202,116	74,817,828	$748	$(408)	$405,583	$7	$(434,187)	$(28,257)

The accompanying notes are an integral part of these financial statements.

 SomaLogic, Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Six Months Ended June 30,
(dollars in thousands)	2021	2020
Operating activities
Net loss	$(22,821)	$(36,618)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	1,377	1,359
Amortization of debt issuance costs, discounts and premiums	258	1,334
Amortization of premium (accretion of discount) on available-for-sale securities, net	155	(59)
Loss on extinguishment of debt, net	1,630	-
Change in fair value of compound derivative liability	7	4,822
Provision for excess and obsolete inventory	385	432
(Recovery) provision for doubtful accounts	(36)	17
Stock-based compensation expense	8,016	6,746
Paid-in-kind interest	165	4
Other	7	60
Changes in operating assets and liabilities:
Accounts receivable	3,919	(2,310)
Inventory	109	(2,058)
Deferred costs of services	(271)	(57)
Prepaid expenses and other current assets	(570)	(137)
Other long-term assets	-	(15)
Accounts payable	172	1,838
Deferred revenue	2,502	1,037
Accrued and other liabilities	(877)	43
Payment of paid-in-kind interest on extinguishment of debt	(752)	-
Net cash used in operating activities	(6,625)	(23,562)
Investing activities
Proceeds from sale of property and equipment	8	-
Purchase of property and equipment	(962)	(520)
Purchase of available-for-sale securities	(102,106)	(5,738)
Proceeds from sales and maturities of available-for-sale securities	30,872	31,773
Net cash (used in) provided by investing activities	(72,188)	25,515
Financing activities
Repayment of long-term debt	(36,512)	-
Payment of deferred transaction costs	(4,686)	-
Proceeds from SAFE agreement	-	5,000
Proceeds from Paycheck Protection Program loan	-	3,520
Proceeds from exercise of stock options	2,738	281
Net cash (used in) provided by financing activities	(38,460)	8,801
Effect of exchange rates on cash, cash equivalents and restricted cash	(3)	(18)
Net (decrease) increase in cash, cash equivalents and restricted cash	(117,276)	10,736
Cash, cash equivalents and restricted cash at beginning of period	165,194	14,310
Cash, cash equivalents and restricted cash at end of period	$47,918	$25,046
Supplemental cash flow information:
Cash paid for interest	$1,627	$1,829
Supplemental disclosure of non-cash investing and financing activities:
Purchase of property and equipment included in accounts payable	$910	$71
Surrender of shares in cashless exercise	56	5
Amendment fee related to extinguishment of debt financed through additional principal	-	2,500
Issuance of Class B common stock for services	262	152
Deferred transaction costs included in accounts payable	685	-
Forgiveness of Paycheck Protection Program loan and accrued interest	3,561	-
Reconciliation of cash, cash equivalents and restricted cash
Cash and cash equivalents	$47,138	$24,796
Restricted cash included in other long-term assets	780	250
Total cash, cash equivalents and restricted cash at end of period	$47,918	$25,046

The accompanying notes are an integral part of these financial statements.

SomaLogic, Inc.

Notes to Condensed Consolidated Financial Statements
(unaudited)

1. Description of Business and Basis of Presentation

Description of Business

SomaLogic, Inc. (“SomaLogic”, the “Company”, “we”, “us”, and “our”) was incorporated in the state of Delaware on October 13, 1999 and is headquartered in Boulder, Colorado. The Company operates as a protein biomarker discovery and clinical diagnostics company. We develop slow-offrate modified aptamers (“SOMAmers®”), which are modified nucleic acid-based protein binding reagents that are specific for their cognate protein, and offer proprietary SomaScan® services, which provide multiplex protein detection and quantification of protein levels in complex biological samples. Our SOMAmers®/SomaScan® technology enables researchers to analyze various types of biological samples for protein biomarker signatures, which can be utilized in drug discovery and development. Biomarker discoveries from SomaScan® can lead to diagnostic applications in various areas of diseases including cardiovascular and metabolic disease, nonalcoholic steatohepatitis, and wellness, among others.

The Company is subject to certain risks and uncertainties including, but not limited to, those associated with the ability to meet obligations, continuing losses, negative cash flows from operations, fluctuations in operating results, funding expansion, strategic alliances, managing rapid growth and expansion, suppliers, regulatory issues, competition, technology trends, and evolving industry standards.

On March 28, 2021, the Company entered into a merger agreement with CM Life Sciences II Inc. (“CMLS II”), a Special Purpose Acquisition Company (“SPAC”) and its wholly owned subsidiary, S-Craft Merger Sub, Inc. (“Merger Sub”) (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, on September 1, 2021 (the “Closing Date”), (i) SomaLogic (“Old SomaLogic”) changed its name to “SomaLogic Operating Co., Inc.”, (ii) CMLS II changed its name to “SomaLogic, Inc.” (“New SomaLogic”, which represents “SomaLogic” or the “Company” following the consummation of the Business Combination), and (iii) Merger Sub merged with and into Old SomaLogic, with Old SomaLogic surviving the Merger as a wholly owned subsidiary of New SomaLogic (the “Business Combination”).

Basis of Presentation

The condensed consolidated interim financial statements and accompanying notes include the accounts of the Company and its wholly owned immaterial foreign subsidiary. All intercompany transactions and balances have been eliminated in consolidation. The accompanying condensed consolidated interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information. Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASUs”) of the Financial Accounting Standards Board (“FASB”).

Certain information and disclosures normally included in consolidated financial statements prepared in accordance with GAAP have been condensed or omitted. Accordingly, these condensed consolidated interim financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 2020 and the related notes, which provide a more complete discussion of the Company’s accounting policies and certain other information. The December 31, 2020 condensed consolidated balance sheet was derived from the Company’s audited financial statements. These unaudited condensed consolidated interim financial statements have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s condensed consolidated financial position as of June 30, 2021 and its results of operations and cash flows for the six months ended June 30, 2021 and 2020. The results of operations for the six months ended June 30, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any other future annual or interim period.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods. Actual results could differ from those estimates. Significant estimates and assumptions reflected in these financial statements include, but are not limited to, revenue recognition, inventory valuation, compound derivative liability valuation and the valuation of stock-based compensation awards. We base our estimates on current facts, historical and anticipated results, trends, and other relevant assumptions that we believe are reasonable under the circumstances. Actual results could differ from these estimates, and such differences could be material to the Company’s consolidated financial position and results of operations.

Concentration of Credit Risk and Other Risks and Uncertainties

Financial instruments that potentially expose the Company to concentrations of credit risk consist principally of cash and cash equivalents, investments, and accounts receivable. Our cash and cash equivalents are deposited with high-quality financial institutions. Deposits at these institutions may, at times, exceed federally insured limits.

Significant customers are those that represent more than 10% of the Company’s total revenues or gross accounts receivable balances for the periods and as of each balance sheet date presented. For each significant customer, revenue as a percentage of total revenues and gross accounts receivable as a percentage of total gross accounts receivable as of the periods presented were as follows:

	Revenue		Accounts Receivable
	Six Months Ended June 30,		As of June 30,	As of December 31,
	2021	2020	2021	2020
Customer A	22%	47%	18%	26%
Customer B	25%	*	*	11%
Customer C	13%	*	37%	25%
Customer D	*	*	*	16%

*	less than 10%

Customers outside of the United States collectively represented 3% and 6% of the Company’s gross accounts receivable balance as of June 30, 2021 and December 31, 2020, respectively. Substantially all of the Company’s long-lived assets are located within the United States.

Certain components included in our products require customization and are obtained from a single source or a limited number of suppliers.

Impact of the COVID-19 Pandemic

We are subject to ongoing uncertainty concerning the Coronavirus Disease 2019 (COVID-19) pandemic, including its length and severity and its effect on our business. The COVID-19 pandemic resulted in delays in our fundraising efforts and revenue. In response, we took aggressive actions to reduce spend and contain costs including implementing a hiring freeze, eliminating travel, executing early lease terminations for two administrative buildings in Boulder, Colorado, as well as closing our Oxford, United Kingdom laboratory (“Lab Closure”). The Company experienced notable shifts in research funding in the pharmaceutical industry to COVID-19 research, largely delaying our revenue from the first half of 2020 to the second half of 2020. The Company modified its Amended and Restated Credit Agreement in the second and fourth quarters of 2020 in order to avoid noncompliance with financial and nonfinancial covenants (see Note 9).

The COVID-19 pandemic continues to be dynamic and near-term challenges across the economy remain. We expect continued volatility and unpredictability related to the impact of COVID-19 on our business results. We continue to actively monitor the pandemic and we will continue to take appropriate steps to mitigate the adverse impacts on our business posed by the on-going spread of COVID-19.

Inventory

Inventory is stated at the lower of cost (on a first-in, first-out basis) or net realizable value. Cost is determined using a standard cost system, whereby the standard costs are updated periodically to reflect current costs. The Company estimates the recoverability of inventory by referencing estimates of future demands and product life cycles, including expiration. The Company periodically analyzes its inventory levels to identify inventory that may expire prior to expected usage, no longer meets quality specifications, or has a cost basis in excess of its estimated net realizable value and records a charge to cost of revenue for such inventory as appropriate. Direct and indirect manufacturing costs incurred during research and development activities are expensed to research and development as consumed. The value of inventory that is not expected to be used within 12 months of the balance sheet date is classified as non-current inventory in the accompanying consolidated balance sheets.

Deferred Transaction Costs

The Company capitalized certain legal, audit, accounting and other third-party fees that are directly associated with the Business Combination as deferred financing costs until the Business Combination is completed. After completion of the Business Combination, these fees will be recorded as a reduction to additional paid-in capital generated as a result of the Business Combination. Should the Business Combination not be completed, the deferred financing costs will be expensed immediately as a charge to operating expenses in the condensed consolidated statements of operations and comprehensive loss. The Company classified $5.4 million of deferred transaction costs related to the Business Combination as of June 30, 2021 within other long-term assets in the condensed consolidated balance sheet.

Revenue Recognition

The Company recognizes revenue from sales to customers under ASC 606, Revenue from Contracts with Customers (“ASC 606”). ASC 606 provides a five-step model for recognizing revenue that includes identifying the contract with a customer, identifying the performance obligations in the contract, determining the transaction price, allocating the transaction price to the performance obligations, and recognizing revenue when, or as, an entity satisfies a performance obligation.

The Company recognizes revenue when or as control of promised goods or services is transferred to the Company’s customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. Sales, value add, and other taxes collected concurrent with revenue-producing activities are excluded from revenue and products are sold without the right of return.

Payment terms may vary by customer, are based on customary commercial terms, and are generally less than one year. The Company does not adjust revenue for the effects of a significant financing component for contracts where the period between the transfer of the good or service and collection is one year or less. The Company expenses incremental costs to obtain a contract when incurred since the amortization period of the asset that would otherwise be recognized is one year or less.

Assay Services Revenue

The Company generates assay services revenue primarily from the sale of SomaScan® services. SomaScan® service revenue is derived from performing the SomaScan® assay on customer samples to generate data on protein biomarkers. Revenue from SomaScan® services is recognized at the time the analysis data or report is delivered to the customer, which is when control has been transferred to the customer. SomaScan® services are sold at a fixed price per sample without any volume discounts, rebates or refunds.

The delivery of each assay data report is a separate performance obligation. For arrangements with multiple performance obligations, the transaction price must be allocated to each performance obligation based on its relative standalone selling price. Judgment is required to determine the standalone selling price for each distinct performance obligation as there are few directly comparable products in the market and factors such as customer size are factored into the determination of selling price. We determine standalone selling prices based on amounts invoiced to customers in observable transactions.

Product Revenue

Product revenue primarily consists of kit sales to customers who assay samples in their own laboratories. The Company receives a fixed price per kit and revenue from product sales is recognized upon transfer of control to the customer. The principal terms of sale are freight on board (“FOB”) shipping point and as such, the Company transfers control and records revenue for product sales upon shipment. Shipping and handling costs billed to customers are included in product revenue in the consolidated statements of operations and comprehensive loss.

Collaboration Revenue

In July 2011, NEC Corporation (“NEC”) and the Company entered into a Strategic Alliance Agreement (the “SAA”) to develop a professional software tool to enable SomaScan® customers to easily access and interpret the highly multiplexed proteomic data generated by SomaLogic’s SomaScan® assay technology in the United States. To support this development, NEC made an upfront payment of $12.0 million and SomaLogic agreed to pay NEC a perpetual royalty on certain SomaScan® revenues. This agreement includes a clause whereby if there is a material breach of the contract or change in control of the Company, the Company may be required to pay a fee to terminate the agreement.

The Company determined that the SAA met the criteria set forth in ASC 808, Collaborative Arrangements, because both parties were active participants and were exposed to significant risks and rewards dependent on commercial failure or success. The Company recorded the upfront payment as deferred revenue to be recognized over the period of performance of 15 years. The revenue was recorded in collaboration revenue in the consolidated statements of operations and comprehensive loss.

In March 2020, NEC and the Company mutually terminated the SAA and concurrently the Company and NEC Solution Innovators, Ltd. (“NES”), a wholly owned subsidiary of NEC, entered into a new arrangement, the Joint Development and Commercialization Agreement (the “JDCA”), to develop and commercialize SomaScan® services in Japan. NES agreed to make annual payments of $2 million for five years, for a total of $10.0 million, in exchange for research and development activities, as described below. The Company determined the JDCA should be accounted for as a modification of the SAA. Therefore, the remaining SAA deferred revenue balance as of the date of the modification was included as consideration under the JDCA resulting in total consideration of $15.3 million for research and development activities. We determined that this arrangement also meets the criteria set forth in ASC 808. The JDCA contains three separate performance obligations: (i) research and development activities, (ii) assay services, and (iii) a 10-year exclusive license of the Company’s intellectual property.

(i) Research and Development Activities

The Company determined that NES is not a customer with respect to the research and development activities associated with the collaboration arrangement under ASC 808. The Company’s efforts related to the research and development activities are incurred consistently throughout the performance period. As a result, the Company recognizes revenue from these activities over time on a straight-line basis and records revenue in collaboration revenue in the consolidated statements of operations and comprehensive loss.

(ii) Assay Services

The Company determined that NES is a customer for the assay services performance obligation, which should be accounted for using the criteria under ASC 606. The Company receives a fixed fee (standalone selling price) per sample in exchange for assaying samples, which is a service performed for other customers in the ordinary course of business. This performance obligation is recognized at a point in time when the assay data report is delivered to the customer and recorded in assay services revenue in the consolidated statements of operations and comprehensive loss.

(iii) License of Intellectual Property

The Company determined that NES is a customer for the license performance obligation, which should be accounted for using the criteria under ASC 606. The Company receives royalties based on NES’ net sales and determined the allocation of royalties solely to this performance obligation is consistent with the objectives in ASC 606. This performance obligation was satisfied at the beginning of the license term. Subject to the sales and usage-based royalty exception, revenue is recognized in the period in which the subsequent sale or usage has occurred. Royalties are recorded in other revenue in the consolidated statements of operations and comprehensive loss.

Other Revenue

Other revenue includes royalty revenue and revenue received from research grants. The Company recognizes royalty revenue for fees paid by customers in return for the exclusive license to make, use or sell certain licensed products in certain geographic areas. These fees are equivalent to a percentage of the customer’s related revenues. The Company recognizes revenue for sales-based or usage-based royalties promised in exchange for a license of intellectual property when the later of the following events occurs: (i) the subsequent sale or usage occurs, or (ii) the performance obligation to which some or all of the sales-based or usage-based royalty has been satisfied. As such, revenue is recognized in the period in which the subsequent sale or usage has occurred.

In June 2008, the Company and New England Biolabs, Inc. (“NEB”) entered into an exclusive licensing agreement, whereby the Company provides a license to use certain proprietary information and know-how relating to its aptamer technology to make and use commercial products. In exchange, the Company receives royalties from NEB for these products. The Company recognized royalties of approximately $5.0 million and $1.0 million for the six months ended June 30, 2021 and 2020, respectively.

Grant revenue represents funding under cost reimbursement programs from government agencies and non-profit foundations for qualified research and development activities performed by the Company. The Company recognizes grant revenue when it is reasonably assured that the grant funding will be received as evidenced through the existence of a grant arrangement, amounts eligible for reimbursement are determinable and have been incurred, the applicable conditions under the grant arrangements have been met, and collectability of amounts due is reasonably assured. The classification of costs incurred related to grants is based on the nature of the activities performed by the Company. Grant revenue is recognized when the related costs are incurred and recorded in other revenue in the consolidated statements of operations and comprehensive loss.

Segment Information

The Company has one operating segment. The Company’s chief operating decision maker (the “CODM”) role is performed by the Company’s Chief Executive Officer. The CODM manages the Company’s operations on a consolidated basis for purposes of allocating resources and assessing performance. Substantially all of the Company’s operations and decision-making functions are located in the United States.

Recent Accounting Pronouncements

The Company is considered to be an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”). The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company has elected to avail itself of this extended transition period and, as a result, the Company will not be required to adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies so long as the Company remains an emerging growth company.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848) — Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides optional expedients and exceptions related to contract modifications and hedge accounting to address the transitions from the London Interbank Offered Rate (“LIBOR”) and other interbank offered rates to alternative reference rates. The guidance permits an entity to consider contract modification due to reference rate reform to be an event that does not require contract remeasurement at the modification date or reassessment of a previous accounting determination. The standard is effective upon issuance and can be applied as of March 12, 2020 through December 31, 2022. The Company does not expect the adoption of the standard to have a material impact on its consolidated financial statements and related disclosures.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which removes certain exceptions to the general principles of ASC 740 as part of an overall simplification initiative. The effective date for the standard is for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company is currently evaluating the impact the standard may have on its consolidated financial statements and related disclosures.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which sets forth a “current expected credit loss” (CECL) model that requires the Company to measure all expected credit losses for financial instruments held at the reporting date based on historical experience, current conditions, and reasonable supportable forecasts. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost and applies to some off-balance sheet credit exposures. In November 2019, the FASB issued ASU 2019-10, Financial Instruments — Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates, which extends the effective date of ASU 2016-13 for non-public business entities to fiscal years beginning after December 15, 2022 and interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the impact of adopting this standard on its consolidated financial statements and related disclosures.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize assets and liabilities for the rights and obligations created by most leases on their balance sheet. In June 2020, the FASB issued ASU 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842): Effective Dates for Certain Entities, which extended the effective date of ASU 2016-02 for non-public business entities to fiscal years beginning after December 31, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company anticipates that it will elect to adopt the practical expedient to not separate lease and non-lease components. The Company also anticipates that it will elect to adopt the package of practical expedients, which allows it to not reassess: 1) whether any expired or existing contracts are or contain leases, 2) the lease classification for any expired or existing leases and 3) initial direct costs for any existing leases. The Company will elect to not recognize on the balance sheet leases with terms of 12 months or less. For these short-term leases, the Company will recognize the lease payments in profit or loss on a straight-line basis over the lease term and any variable lease payments in the period in which the obligation for those payments is incurred. The Company is currently evaluating the impact the standard may have on its consolidated financial statements and related disclosures.

3. Revenue

The following table provides information about disaggregated revenue by product line (in thousands):

	Six Months Ended June 30,
	2021	2020
Assay services revenue	$30,809	$10,788
Product revenue	655	689
Collaboration revenue	1,525	957
Other revenue:
Royalties	5,050	981
Other	601	18
Total other revenue	5,651	999
Total revenue	$38,640	$13,433

Contract Balances and Remaining Performance Obligations

As of June 30, 2021 and December 31, 2020, deferred revenue was $7.7 million and $5.2 million, respectively. As of June 30, 2021 and December 31, 2020, the portion of deferred revenue related to collaboration revenue was $5.4 million and $5.0 million, respectively, which is being recognized on a straight-line basis over the period of performance.

A summary of the change in contract liabilities is as follows (in thousands):

	Six Months Ended June 30, 2021	Year Ended December 31, 2020
Balance at beginning of period	$5,177	$5,469
Recognition of revenue included in balance at beginning of period	(1,236)	(1,003)
Revenue deferred during the period, net of revenue recognized	3,738	711
Balance at end of period	$7,679	$5,177

4. Fair Value Measurement and Fair Value of Financial Instruments

The following tables set forth the Company’s financial assets measured at fair value on a recurring basis and the level of inputs used in such measurements as of June 30, 2021 and December 31, 2020 (in thousands):

As of June 30, 2021	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Loss	Aggregate Fair Value	Fair Value Level
Cash and cash equivalents:
Cash	$15,035	$-	$-	$15,035	Level 1
Money market funds	25,948	-	-	25,948	Level 1
Commercial paper	6,155	-	-	6,155	Level 2
Total cash and cash equivalents	47,138	-	-	47,138
Investments:
Commercial paper	87,076	6	(1)	87,081	Level 2
U.S. Treasuries	4,525	-	-	4,525	Level 2
Asset-backed securities	8,136	1	(1)	8,136	Level 2
Corporate bonds	9,299	-	(1)	9,298	Level 2
International government securities	2,001	-	-	2,001	Level 2
Total investments	111,037	7	(3)	111,041
Total assets measured at fair value on a recurring basis	$158,175	$7	$(3)	$158,179

As of December 31, 2020	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Loss	Aggregate Fair Value	Fair Value Level
Cash and cash equivalents:
Cash	$138,977	$-	$-	$138,977	Level 1
Money market funds	23,568	-	-	23,568	Level 1
Commercial paper	2,399	-	-	2,399	Level 2
Total cash and cash equivalents	164,944	-	-	164,944
Investments:
Commercial paper	33,863	2	(2)	33,863	Level 2
Corporate bonds	6,093	-	(2)	6,091	Level 2
Total investments	39,956	2	(4)	39,954
Total assets measured at fair value on a recurring basis	$204,900	$2	$(4)	$204,898

All of the U.S. Treasury securities, asset-backed debt securities, commercial paper, corporate bonds, and international government securities designated as available-for-sale securities have an effective maturity date that is less than one year from the respective balance sheet date, and accordingly, have been classified as current in the condensed consolidated balance sheets.

The Company classifies its investments in money market funds within Level 1 of the fair value hierarchy because they are valued using quoted market prices. The Company classifies its commercial paper, corporate bonds, U.S. Treasuries, asset-backed securities, and international government securities as Level 2 and obtains the fair value from a third-party pricing service, which may use quoted market prices for identical or comparable instruments or model-driven valuations using observable market data or inputs corroborated by observable market data. There were no transfers between Levels 1, 2, or 3 for the periods presented.

As all of the Company’s available-for-sale securities have been held for less than a year as of both June 30, 2021 and December 31, 2020, no security has been in an unrealized loss position for 12 months or greater. We evaluated our securities for other-than temporary impairment and considered the decline in market value for the securities to be primarily attributed to current economic and market conditions. It is not more likely than not that we will be required to sell the securities, and we do not intend to do so prior to the recovery of the amortized cost basis. Based on this analysis, the available-for-sale securities were not considered to be other-than-temporarily impaired as of June 30, 2021 and December 31, 2020.

The fair value of the compound derivative liability was approximately $0.4 million as of December 31, 2020 and is recorded in other long-term liabilities on the condensed consolidated balance sheet. We measured the compound derivative liability at each consolidated balance sheet date using a probability-weighted method with unobservable inputs, which are classified as Level 3 within the fair value hierarchy. The primary inputs for the probability-weighted valuation include the Company’s credit spread, applicable market discount rates, estimated recovery rates and U.S. Treasury rates. The credit spread assumption was approximately 8% and the recovery rate was approximately 69% as of December 31, 2020.

Due to deteriorating economic conditions and delays in fundraising efforts during the COVID-19 pandemic in the second quarter of 2020, we restructured the Amended and Restated Credit Agreement on June 29, 2020 (see Note 9). We recorded an increase in the fair value of the compound derivative of $4.8 million immediately prior to the restructuring, which was recorded as interest expense in the accompanying condensed consolidated statement of operations and comprehensive loss. The amendment fee of $2.5 million and the present value of the additional interest of approximately $1.4 million were settled against the compound derivative liability.

On April 9, 2021, the Company repaid the Amended and Restated Credit Agreement in full and the fair value of the compound derivative liability was included in the net carrying amount of the debt used to determine the loss on debt extinguishment (see Note 9).

The fair value of the Convertible Debt was approximately $4.6 and $2.3 million as of June 30, 2021 and December 31, 2020, respectively, which is a Level 3 measurement based on the conversion value of the instrument (see Note 9).

5. Inventory

Inventory consisted of the following (in thousands):

	As of June 30, 2021	As of December 31, 2020
Raw materials	$12,316	$12,883
Finished goods	234	161
Total inventory	$12,550	$13,044
Inventory (current)	$7,662	$7,020
Non-current inventory	$4,888	$6,024

6. Property and Equipment

Property and equipment consisted of the following (in thousands):

	As of June 30, 2021	As of December 31, 2020
Lab equipment	$9,747	$9,865
Computer equipment	1,418	1,402
Furniture and fixtures	947	947
Software	2,963	2,657
Leasehold improvements	2,099	3,539
Construction in progress	1,560	81
Total property and equipment, at cost	18,734	18,491
Less: Accumulated depreciation and amortization	(14,334)	(14,578)
Property and equipment, net	$4,400	$3,913

Depreciation expense was $1.1 million for the six months ended June 30, 2021 and 2020 and amortization expense was $0.3 million for the six months ended June 30, 2021 and 2020.

7. Accrued Liabilities

Accrued liabilities consisted of the following (in thousands):

	As of June 30, 2021	As of December 31, 2020
Accrued compensation	$4,735	$5,378
Accrued charitable contributions	400	400
Accrued medical claims	323	307
Other	146	225
Total accrued liabilities	$5,604	$6,310

8. Commitments and Contingencies

Operating Leases

We have entered into various non-cancelable operating lease agreements for our current headquarters and laboratory facilities in Boulder, Colorado. In August 2015, the Company entered into a lease agreement for the Company’s corporate headquarters with a lease term that expires in June 2023; however, in September 2020, we agreed to terminate the lease effective June 2021. In January 2017, the Company entered into a lease for additional office space that expires in August 2021. The Company does not currently have plans to extend this lease.

The Company announced the closure of its Oxford, United Kingdom laboratory on August 27, 2020 and is using the space for storage of property and equipment as of June 30, 2021. The related laboratory lease term is set to expire on December 31, 2021 and does not provide for early termination.

The Company also has operating leases for its research and development lab facility and operations lab facility in Boulder, Colorado. During the year ended December 31, 2020, the Company extended the lease term on both leases until February 2026 and December 2023, respectively. The laboratory leases include escalating rent payments and options to renew the leases. The Company had deposits of $0.8 million and $0.3 million classified as restricted cash and included in other long-term assets as of June 30, 2021 and December 31, 2020, respectively. The deposits are restricted from withdrawal and held by a bank in the form of collateral for an irrevocable standby letter of credit held as security for the lease of the Company’s research and development facility.

Rent expense was approximately $0.9 million and $1.0 million for the six months ended June 30, 2021 and 2020, respectively.

As of June 30, 2021, future minimum commitments under the Company’s non-cancelable operating leases are as follows (in thousands):

Year Ending December 31,
Remainder of 2021	$872
2022	1,454
2023	1,497
2024	810
2025	834
Thereafter	143
Total future minimum lease payments	$5,610

SAFE Agreement

In December 2019, in conjunction with a revenue contract with a customer, the Company entered into a Simple Agreement for Future Equity (the “SAFE”). The SAFE agreement provided the customer with the right to purchase a SAFE for a fixed payment of $5.0 million that would convert into equity (variable number of shares based upon fair value at the date of issuance) upon certain specified fundraising events. The right to purchase the SAFE was contingent on the customer’s approval of the Company’s plan to move to the next version of our SomaScan® platform (the “Reversioning Plan”), which did not occur until January 2020. The obligation was classified as a liability and measured at fair value upon the customers’ approval of the Reversioning Plan in January 2020. We received $5.0 million in cash and the customer was issued 737,463 Series A Preferred Stock (see Note 10), which effectively converted the liability into redeemable convertible preferred stock.

Legal Proceedings

We are subject to claims and assessments from time to time in the ordinary course of business. We will accrue a liability for such matters when it is probable that a liability has been incurred and the amount can be reasonably estimated. When only a range of possible loss can be established, the most probable amount in the range is accrued. If no amount within this range is a better estimate than any other amount within the range, the minimum amount in the range is accrued. We are not currently party to any material legal proceedings in which a potential loss is probable or reasonably estimable.

Indemnification

In the normal course of business, the Company enters into contracts and agreements that contain a variety of representations and warranties and provide for general indemnifications. The Company’s exposure under these agreements is unknown because it involves claims that may be made against the Company in the future, but that have not yet been made. To date, the Company has not paid any claims or been required to defend any action related to its indemnification obligations. However, the Company may record charges in the future as a result of these indemnification obligations.

9. Convertible and Long-Term Debt

Convertible Debt

The Company has an unsecured convertible promissory note that was issued in March 2007, at par value, for an aggregate principal amount of $2.0 million (the “Convertible Debt”). In June 2017, the original maturity date for the Convertible Debt was extended to June 30, 2024 and the interest rate was amended to a fixed rate of 3.75%. The Company performed a two-step analysis in accordance with ASC 470-50, Debt — Modification and Extinguishments, and determined that the amendment should be accounted for as a modification because the present value of the cash flows under the terms of the modified agreement were not substantially different than the present value of the remaining cash flows under the terms of the original agreement and the change in the value of the conversion option was not substantially different than the carrying value of the Convertible Debt. The resulting impact was a reduction in the carrying amount of the Convertible Debt for $0.1 million and an offsetting impact to additional paid-in capital. The carrying amount of the Convertible Debt, net of the unamortized discount, was $1.9 million as of June 30, 2021 and December 31, 2020. Amortization of the discount was less than $0.1 million for the six months ended June 30, 2021 and 2020.

The Convertible Debt has a voluntary conversion feature that allows the holder, at its sole option, the right to request the Company to convert the principal, any accrued, but unpaid interest and any other unpaid amount of the obligation into our common stock or preferred stock. There is also an automatic conversion feature that permits the Convertible Debt to be settled in common stock or cash upon certain events. The number of shares of common stock that could be issued will be determined based on the total outstanding obligation divided by $3.72 and the number of shares of preferred stock that could be issued will be determined based on the total outstanding obligation divided by $5.87.

On March 30, 2021, the Company issued a notice of prepayment to the holder of the Convertible Debt stating the Company intends to prepay the full outstanding Convertible Debt obligation. The holder has the option to either request a conversion to equity pursuant to the Convertible Debt voluntary conversion provisions or accept the Company’s prepayment. As a result, the Company reclassified the net carrying value of the Convertible Debt of $1.9 million from long-term liabilities to current liabilities as of June 30, 2021.

On July 9, 2021, the holder of the Convertible Debt converted the Convertible Debt into 682,070 shares of Class B common stock (refer to Note 16).

Interest expense on the Convertible Debt was less than $0.1 million for the six months ended June 30, 2021 and 2020.

Paycheck Protection Program (“PPP”)

In April 2020, the Company received a loan in the aggregate amount of $3.5 million, pursuant to the Paycheck Protection Program (the “PPP”), established pursuant to the recently enacted Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and administered by the U.S. Small Business Administration. The PPP loan, which was in the form of a note dated April 13, 2020, matures on April 13, 2022 and bears interest at a rate of 0.98% per annum. All principal and interest payments are deferred until April 13, 2021.

Under the terms of the CARES Act, the Company could apply for and receive forgiveness for all or a portion of the loans granted under the PPP. Such forgiveness is determined, subject to limitations, based on the use of loan proceeds for certain permissible purposes as set forth in the PPP, including, but not limited to, eligible payroll costs and mortgage interest, rent or utility costs, and on the maintenance or rehiring of employees and maintaining compensation levels during the eight-week period following the funding of the PPP loan. On June 21, 2021, the Company was notified by the lender that the PPP loan had been forgiven for the full amount borrowed under the PPP loan, including less than $0.1 million of accrued interest. In accordance with ASC 405-20, Extinguishment of Liabilities, the income from the forgiveness of the amount borrowed and the accrued interest was recognized as a gain on extinguishment of debt recorded within loss on debt extinguishment, net in the condensed consolidated statement of operations and comprehensive loss during the six months ended June 30, 2021.

Amended and Restated Credit Agreement

In February 2016, the Company entered into a credit agreement (the “Credit Agreement”) with Madryn Health Partners, LP (“Madryn”), under which we received net proceeds of approximately $35.0 million, including debt issuance costs of $0.8 million. Interest on the Credit Agreement accrued at an annual floating interest rate of LIBOR (with a 1% floor) plus 12.5%, payable quarterly, of which a portion could be deferred at our option and paid together with the principal at maturity (“payment in kind” or “PIK”). The Credit Agreement had an interest-only period through March 31, 2020 and a final maturity date of December 31, 2021.

In December 2017, the Company entered into the Amended and Restated Credit Agreement, receiving an additional $3.4 million in proceeds. The Amended and Restated Credit Agreement reduced the floating interest rate of LIBOR plus 12.5% to 8.86%, waived revenue covenants until October 1, 2020 as long as cash and investments exceeded the principal balance of the debt, removed the option to defer a portion of the interest payment until maturity and extended the term to December 2022. As of December 31, 2017, the additional debt recorded as PIK was approximately $1.6 million. In exchange for these changes, we issued 800,000 shares of Class B common stock to Madryn at a fair value of $12.35 per share. The fair value of the Class B common stock issued of $9.9 million, plus additional financing fees of $0.2 million, was recorded as deferred costs and is amortized to interest expense over the life of the loan using the effective interest rate method.

We determined that the Amended and Restated Credit Agreement contained put options related to early redemption mandatory prepayment terms in case of change in control or an event of default (the “redemption features”). The redemption features embedded in the Credit Agreement and Amended and Restated Credit Agreement met the requirements for separate accounting and were accounted for as a single, compound derivative instrument, in accordance with ASC 815, Derivatives and Hedging.

On June 29, 2020, the Company signed an amendment to the Amended and Restated Credit Agreement. The amendment increased the fixed annual interest rate to 12%, of which 3% can be deferred at our option and paid together with the principal at maturity, waived or amended certain covenants and eliminated amortizing principal payments set to begin in March 2021. The entirety of the outstanding principal balance will become due on the maturity date of December 31, 2022. Additionally, we incurred an amendment fee of $2.5 million, which was added to the outstanding principal balance. This amendment met the definition of a troubled debt restructuring under ASC 470-60, Troubled Debt Restructurings by Debtors, as the Company was experiencing financial difficulties and received concessions. The amendment did not result in a gain on restructuring because the total undiscounted cash outflows required under the Amended and Restated Credit Agreement exceeded the carrying value of the debt immediately prior to the amendment. The present value of the additional interest resulted in a premium of $1.4 million.

On November 20, 2020, the Company signed an additional amendment to the Amended and Restated Credit Agreement. In connection with the amendment, the Company issued 2,651,179 shares of Series A Preferred Stock to Madryn for a total fair value of approximately $18.0 million in exchange for the deemed prepayment of $10.0 million in the principal amount, a prepayment penalty of $2.5 million and amendment fees of approximately $5.5 million. This amendment also reduced the fixed annual interest rate to 11%, of which 2% can be deferred at our option and paid together with the principal at maturity, and amended certain change of control provisions.

On April 9, 2021, the Company repaid the Amended and Restated Credit Agreement in full and the obligation was extinguished. In addition to the outstanding principal balance of $33.3 million as of that date, the Company also paid a prepayment penalty of approximately $4.0 million. As a result of the repayment of the Amended and Restated Credit Agreement, the Company recognized a $5.2 million loss on extinguishment of debt in the condensed consolidated statement of operations and comprehensive loss during the six months ended June 30, 2021.

Obligations under the Amended and Restated Credit Agreement are collateralized by liens on substantially all of the Company’s assets, including certain intellectual property. The Amended and Restated Credit Agreement contains various customary representations and warranties, conditions to borrowings, events of default and covenants, including financial covenants requiring the maintenance of minimum annual revenue and liquidity. The Company was in compliance with its financial covenants under the Amended and Restated Credit Agreement as of the extinguishment date and December 31, 2020. The Company incurred $1.2 million and $3.1 million of interest expense under the Amended and Restated Credit Agreement for the six months ended June 30, 2021 and 2020, respectively. The interest expense includes noncash amortization of the debt issuance costs of approximately $0.3 million and $1.3 million for the six months ended June 30, 2021 and 2020, respectively, and is net of amortization of premium of less than $0.1 million for the six months ended June 30, 2021 and 2020. During the six months ended June 30, 2021, the additional interest recorded as PIK, which is added to the principal balance of the long-term debt, was $0.2 million. Interest of less than $0.1 million was recorded as PIK during the six months ended June 30, 2020.

Long-term debt consisted of the following (in thousands):

	As of June 30, 2021	As of December 31, 2020
Paycheck Protection Program loan	$-	$3,520
Amended and Restated Credit Agreement	-	33,087
Plus: Premium	-	708
Less: Unamortized debt issuance costs	-	(2,566)
Total long-term debt	$-	$34,749
Current portion of long-term debt	$-	$2,423
Long-term debt, net of current portion	$-	$32,326

10. Redeemable Convertible Preferred Stock and Common Stock

The Company’s certificate of incorporation, as amended, authorizes it to issue 486,000,000 shares of $0.01 par value stock, with 218,000,000 shares designated as Class A common stock (the “Class A Common Stock”), 218,000,000 shares designated as Class B common stock (the “Class B Common Stock”) (collectively, the “Common Stock”) and 50,000,000 shares designated as shares of redeemable convertible preferred stock. As of June 30, 2021, the Company had 74,817,828 shares of Class B Common Stock issued, 74,686,484 shares outstanding and no Class A common shares issued or outstanding. Each share of Class B Common Stock is convertible into one share of Class A Common Stock.

The Company’s stock option plan allows employees to surrender previously purchased shares to the Company to complete a cashless exercise of options. These surrendered shares are recorded as treasury stock at cost. The amounts recorded in treasury stock were $0.4 million as of June 30, 2021 and December 31, 2020.

Redeemable Convertible Preferred Stock

In November and December 2020, the Company issued and sold 17,842,914 shares and 13,643,059 shares, respectively, of Series A redeemable convertible preferred stock (the “Series A Preferred Stock”) at a price of $6.78 per share for an aggregate purchase price of $213.5 million. The Company incurred equity issuance costs of $11.4 million in connection with these offerings, which are reflected as a reduction to the carrying value of the redeemable convertible preferred stock.

Upon issuance of the Series A Preferred Stock, the Company assessed the embedded conversion and liquidation features of the securities and determined that the Company is not required to separately account for these features. The Company also concluded that no beneficial conversion feature existed as of June 30, 2021.

The holders of the Series A Preferred Stock have the following rights and preferences:

Voting

The holders of Series A Preferred Stock are entitled to vote, together with the holders of Class B Common Stock as a single class, on all matters submitted to stockholders for a vote, excluding those matters required to be submitted to a preferred stock class vote. Each holder of Series A Preferred Stock is entitled to the number of votes equal to the number of votes per share of Class B Common Stock into which each share of Series A Preferred Stock is convertible as of the record date for determining stockholders entitled to vote on such matter. The holders of Series A Preferred Stock, voting exclusively as a separate class, are entitled to elect one director of the Company. Each holder of Class A Common Stock is entitled to one vote for each share. Class B common stock is entitled to ten votes for each share.

Dividends

The holders of the Series A Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors, noncumulative dividends at a rate of 6% per annum of the original issuance price of $6.78 per share per annum. The dividends are payable in preference and priority to any payment of any dividend on common stock. After payment of dividends on the Series A Preferred Stock, the Company may declare and distribute dividends on a pro rata basis among the holders of the redeemable convertible preferred stock and common stock based on the number of shares of common stock held by each, determined on an as-if-converted basis. No dividends have been declared or paid since issuance of the Series A Preferred stock as of June 30, 2021.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or Deemed Liquidation Event (as described below), the holders of shares of Series A Preferred Stock then outstanding will be entitled to receive, in preference to any distribution to the holders of common stock, an amount per share equal to the greater of (i) the original issue price of $6.78, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Class B Common Stock. In the event that assets available for distribution to the stockholders are insufficient to pay the holders of redeemable convertible preferred stock the full amount to which they are entitled, the holders of shares of Series A Preferred Stock shall receive a pro rata distribution, based on the relative Series A Preferred Stock ownership. If the assets and funds are in excess of amounts distributed to the preferred stockholders, the remaining assets and funds shall be distributed pro rata to the holders of the common stock.

Unless the holders of at least a majority of the then-outstanding shares Series A Preferred Stock voting together exclusively and as a single class elect otherwise, a Deemed Liquidation Event shall include a merger or consolidation (other than one in which the stockholders of the Company own a majority by voting power of the outstanding shares of the surviving or acquiring corporation) or a sale, lease, transfer, exclusive license or other disposition of all or substantially all the assets of the Company.

Redemption

The redeemable convertible preferred stock is recorded in mezzanine equity because while it is not currently redeemable, it may become redeemable at the option of the preferred shareholders upon the occurrence of certain deemed liquidation events that are not considered to be solely within the Company’s control for an amount equal to the shares respective liquidation preference plus declared and unpaid dividends.

Conversion

Each share of Series A Preferred Stock is convertible into shares of Class B Common Stock at the option of the holder at any time after the date of issuance. Each share of Series A Preferred Stock will be automatically converted into shares of Class B Common Stock, at the applicable conversion ratio then in effect, upon either (i) the closing of a firm commitment public offering at a price of at least $3.39 per share with at least $100.0 million of gross proceeds to the Company, (ii) the closing of a business combination, merger, reorganization, or similar transaction, at a price of a least $3.39 per share with combined available cash or cash equivalents of at least $100.0 million, or (iii) the vote or written consent of the holders of at least a majority of the then-outstanding shares of Series A Preferred Stock.

The conversion ratio of the Series A Preferred Stock is determined by dividing the original issue price of $6.78 by the conversion price of $3.39, subject to appropriate adjustment in the event of any stock split, stock dividend, combination or other similar recapitalization and other adjustments as set forth in the Company’s certificate of incorporation and designation, as amended and restated.

Common Stock Reserved

The Company is required, at all times, to reserve a sufficient number of shares of common stock to effect the conversion of all outstanding shares of the Series A redeemable convertible preferred stock. The Company has also reserved 14.6 million shares of common stock for issuance under the 2017 Equity Incentive Plan and the 2009 Equity Incentive Plan (collectively, the “Incentive Plan”).

11. Stock-based Compensation

At June 30, 2021, there were 13,681,709 options outstanding within the Incentive Plan and 4,975,000 options outstanding that were granted outside of the Incentive Plan. The exercise price of all options as of the grant date was equal to or greater than the deemed fair value of the underlying common stock as determined by the Company’s Board of Directors with the assistance of periodic valuations from a third-party valuation firm. Generally, such options vest over four years, with 25% vesting upon the first-year anniversary of the grant date and the remaining options vesting ratably each month thereafter.

Stock-based compensation was recorded in the condensed consolidated statements of operations and comprehensive loss as shown in the following table (in thousands):

	Six Months Ended June 30,
	2021	2020
Cost of assay services revenue	$181	$216
Cost of product revenue	6	7
Research and development	1,574	1,414
Selling, general and administrative	6,255	5,109
Total stock-based compensation	$8,016	$6,746

Stock-based compensation expense includes $0.3 million and $0.2 million related to Class B common stock issued to a nonemployee for services provided during the six months ended June 30, 2021 and 2020, respectively.

The assumptions used in valuing the stock options granted are set forth in the following table:

	Six Months Ended June 30,
	2021	2020
Expected dividend yield	–%	–%
Expected volatility	86.8 - 92.8%	83.5%
Risk-free interest rate	0.64 - 1.11%	0.34 - 0.44%
Expected weighted-average life of options	6.04 years	5.95 years

The weighted-average grant date fair value for options granted during the six months ended June 30, 2021 and 2020 was $2.26 and $1.71, respectively.

The following table shows a summary of all stock option activity:

	Number of Shares	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value (dollars in thousands)
Outstanding as of December 31, 2020	13,543,787	$3.28
Granted	6,826,875	$4.24
Exercised	(1,142,426)	$2.44
Forfeited	(387,366)	$3.12
Expired	(184,161)	$1.89
Outstanding as of June 30, 2021	18,656,709	$3.70	8.34	$57,781
Exercisable as of June 30, 2021	8,354,970	$3.13	7.00	$30,656
Vested and expected to vest as of June 30, 2021	16,403,106	$3.64	8.20	$51,819

The total intrinsic value of options exercised during the six months ended June 30, 2021 and 2020 was approximately $1.7 million and $0.2 million, respectively.

Based on options granted to employees as of June 30, 2021, total compensation expense not yet recognized related to unvested options is approximately $23.7 million, which is expected to be recognized over a weighted average period of 2.35 years.

In June 2021, the Company modified options held by directors that resigned from the board to accelerate the vesting and/or extend contractual terms. In connection with these modifications, the Company recorded incremental stock-based compensation expense of $0.7 million for the six months ended June 30, 2021.

12. Income Taxes

There has historically been no federal or state provision for income taxes because the Company has incurred operating losses and maintains a full valuation allowance against its net deferred tax assets in the United States. For the six months ended June 30, 2021 and 2020, the Company recognized no provision for income taxes in the United States. The foreign provision for income taxes was immaterial for the six months ended June 30, 2021 and 2020.

Utilization of net operating loss carryforwards, tax credits and other attributes may be subject to future annual limitations due to the ownership change limitations provided by Section 382 of the Internal Revenue Code and similar state provisions.

13. Employee Benefit Plans

The Company sponsors a 401(k) plan, covering all employees in the United States. The Company matches 100% of the first 4% of employee contribution with immediate vesting. During the six months ended June 30, 2021 and 2020, we made matching contributions of approximately $0.6 million and $0.4 million, respectively.

14. Related Parties

The Company paid $0.1 million of an unconditional contribution to a related party during the six months ended June 30, 2021 and 2020. As of June 30, 2021, $0.4 million of the $0.5 million remaining pledge is recorded in accrued liabilities and $0.1 million is recorded in other long-term liabilities.

15. Net Loss Per Share

The following table sets forth the computation of basic and diluted net loss per share (in thousands, except share and per share data):

	Six Months Ended June 30,
	2021	2020
Net loss	$(22,821)	$(36,618)
Weighted average shares used in computing net loss per share, basic and diluted	73,874,501	72,605,744
Net loss per share, basic and diluted	$(0.31)	$(0.50)

The following outstanding shares of potentially dilutive securities were excluded from the computation of diluted net loss per share for the periods presented because including them would have been anti-dilutive:

	Six Months Ended June 30,
	2021	2020
Redeemable convertible preferred stock (on an if-converted basis)	62,971,946	-
Stock options to purchase common stock	18,656,709	13,323,593
Convertible debt (on an if-converted basis)	681,430	537,634
	82,310,085	13,861,227

16. Subsequent Events

For its condensed consolidated financial statements as of June 30, 2021 and for the six months then ended, the Company evaluated subsequent events through September 8, 2021, the date on which these financial statements were issued.

On July 1, 2021, an employee of the Company sold 2,000,000 shares of the Company’s Class B common stock at a price of $10.00 per share and 1,000,000 vested options to acquire shares of the Company’s Class B common stock at a price of $6.00 per option for an aggregate amount of $26.0 million to certain of the Company’s existing investors. The Company determined that the purchase prices were in excess of the fair value of such shares and options. As a result, the excess of the purchase prices above fair value will be recognized in the condensed consolidated statement of operations and comprehensive loss as stock-based compensation expense in the third quarter of 2021.

On July 9, 2021, the holder of the Convertible Debt converted the Convertible Debt into 682,070 shares of Class B common stock that resulted in an economic value equivalent to the issuance of preferred stock at the preferred stock conversion price indicated in the Convertible Debt note.

On September 1, 2021, the Company completed the Business Combination with CMLS II, whereby (i) Old SomaLogic changed its named to “SomaLogic Operating Co. Inc.”, (ii) CMLS II changed its name to “SomaLogic, Inc.”, and (iii) Merger Sub merged with and into Old SomaLogic, with Old SomaLogic surviving the Merger as a wholly owned subsidiary of New SomaLogic. The Business Combination will be accounted for as a reverse recapitalization, in accordance with U.S. GAAP. Under this method of accounting, SomaLogic will be treated as the accounting acquirer for financial reporting purposes. Pursuant to the terms of the Merger Agreement, the aggregate merger consideration paid in connection with the Business Combination (excluding any potential Earn-Out Shares, as defined below) was $1,250 million, which consists of cash payments (at the election of SomaLogic stockholders) of $50.0 million and equity consideration in the form of (i) the issuance of shares of Class A common stock of New SomaLogic (“Common Stock”) and (ii) rollover of SomaLogic’s outstanding options. The number of shares of Common Stock issued to SomaLogic stockholders was based on a deemed value of $10.00 per share after giving effect to an exchange ratio of 0.8381. Accordingly, $50 million in cash was paid to SomaLogic stockholders, 110,973,213 shares of Common Stock were issued to SomaLogic stockholders on the Closing Date, and 17,177,528 shares of Common Stock may be issued in the future upon the exercise of options of the Company that were converted from Old SomaLogic options.

SomaLogic stockholders and service providers of SomaLogic (“Earn-Out Service Providers”) are also entitled to receive a number of shares (the “Earn-Out Shares”) of up to 3,500,125 and 1,499,875 additional shares of Common Stock, respectively, if at any time between the 13-month anniversary of the Closing Date and the 24-month anniversary of the Closing Date, the Common Stock share price is greater than or equal to $20.00 for a period of at least 20 out of 30 consecutive trading days (the “Triggering Event”). Any Earn-Out Shares issuable to an Earn-Out Service Provider shall be issued only if such individual continues to provide services (whether as an employee, director or individual independent contractor) through the date of occurrence of the corresponding Triggering Event (or a change in control acceleration event, if applicable) that causes such Earn-Out Shares to become issuable. Any Earn-Out Shares that are forfeited pursuant to the preceding sentence shall be reallocated to the SomaLogic stockholders in accordance with their respective pro rata Earn-Out Shares.

In addition, certain investors purchased an aggregate of 36,500,000 shares of Common Stock at the Closing Date for an aggregate purchase price of $365.0 million.